Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the references to our firm under the caption “Experts” in this Registration Statement (Form S-3) of AMR Corporation and American Airlines, Inc. for the registration of debt securities, common stock, preferred stock, depository shares, warrants, stock purchase contracts, guarantees, and stock purchase units of AMR Corporation, and guarantees, debt securities, debt warrants and pass through certificates of American Airlines, Inc. and to the incorporation by reference therein of our reports dated February 22, 2006, with respect to the consolidated financial statements and schedules of AMR Corporation and American Airlines, Inc., AMR Corporation and American Airlines, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AMR Corporation and American Airlines, Inc., included in their Annual Reports (Form 10-Ks) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Dallas, Texas
August 7, 2006